                                 EXHIBIT 10.83

                          LEASE FOR COMDATA BUILDING

                                LEASE AGREEMENT


                                    BETWEEN


                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

                                   AS LESSOR


                                      AND


                             COMDATA NETWORK, INC.

                                   AS LESSEE



[LOGO]

                                Lease Agreement
                               Table of Contents

ARTICLE I                    Termination of Original Lease..................................................   2

ARTICLE II                   Demise of Leased Premises......................................................   2

ARTICLE III                  Assignment of Expansion Land Purchase Agreement................................   2

ARTICLE IV                   Term...........................................................................   2

ARTICLE V                    Rent...........................................................................   2

ARTICLE VI                   Construction of Expansion......................................................   3
                             6.1           Preliminary Plans................................................   3
                             6.2           Approval of Expansion Plans......................................   3
                             6.3           Good Faith Negotiation...........................................   3
                             6.4           Construction.....................................................   3
                             6.5           Construction Company.............................................   4
                             6.6           Architect........................................................   4
                             6.7           Performance/Payment Bonds........................................   4
                             6.8           Consultant Services..............................................   4
                             6.9           Surveys..........................................................   4
                             6.10          Zoning and Reparcelization.......................................   5

ARTICLE VII        Funding of Expansion Construction........................................................   5
                             7.1............................................................................   5
                             7.2           Definition of Terms..............................................   5
                             7.3           Lessee's Representations, Warranties and Covenants...............   7
                                           7.3.1    Lessee's Representations and Warranties.................   7
                                           7.3.2    General Covenants.......................................   7
                                           7.3.3    Change Orders; Change Directives........................   9
                                           7.3.4    Budget Detail...........................................   9
                                           7.3.5    Monthly Submissions.....................................  10
                             7.4           Administration of Funding........................................  10
                                           7.4.1    Sources of Funds........................................  10
                                           7.4.2    Retainage and Other Reserves............................  10
                                           7.4.3    Limitations on Lessor's Obligations.....................  11
                                           7.4.4    Timing of Advances......................................  11
                                           7.4.5    Direct Advances to Contractors and Subcontractors.......  11
                                           7.4.6    Deadline for Funding of Lessor's Funds..................  11
                             7.5           Conditions Precedent to Construction and Advances................  11
                                           7.5.1    Advances in General.....................................  11
                                           7.5.2    Initial Advance.........................................  12
                                           7.5.3    Each Advance............................................  12
                                           7.5.4    Partial Advance of Retainage............................  13
                                           7.5.5    Final Advance of Holdback Amount........................  13
                             7.6           General Funding Provisions.......................................  14
                                           7.6.1    No Waiver...............................................  14
                                           7.6.2    Lessor's Satisfaction...................................  14
                                           7.6.3    Exclusive Benefit of Lessor.............................  14
                                           7.6.4    Lessor Approvals........................................  14

ARTICLE VIII                 Net Lease......................................................................  14

                                                                ii



ARTICLE IX                   Maintenance and Repairs........................................................  14
                             9.1............................................................................  14
                             9.2............................................................................  14
                             9.3............................................................................  15
                             9.4............................................................................  15
                             9.5............................................................................  15
                             9.6............................................................................  16

ARTICLE X                    Alterations....................................................................  16
                             10.1...........................................................................  16
                             10.2...........................................................................  16
                             10.3...........................................................................  16
                             10.4...........................................................................  16
                             10.5...........................................................................  17

ARTICLE XI                   Signs and Furnishings..........................................................  17

ARTICLE XII                  Inspection by Lessor...........................................................  17

ARTICLE XIII                 Common Areas...................................................................  17

ARTICLE XIV                  Parking........................................................................  18

ARTICLE XV                   Permitted Uses.................................................................  18

ARTICLE XVI                  Laws, Regulations and Rules of Building
                             and Environmental Compliance...................................................  18
                             16.1          Compliance with Laws and Restrictions............................  18
                             16.2          Hazardous Materials..............................................  18

ARTICLE VII                  Peaceful Enjoyment.............................................................  19

ARTICLE XVIII                Limitation of Lessor's Liability...............................................  20
                             18.1...........................................................................  20
                             18.2...........................................................................  20
                             18.3...........................................................................  20
                             18.4...........................................................................  20
                             18.5...........................................................................  20

ARTICLE XIX                  Damage or Destruction..........................................................  21
                             19.1...........................................................................  21
                             19.2...........................................................................  21
                             19.3...........................................................................  21
ARTICLE XX                   Condemnation...................................................................  22
                             20.1...........................................................................  22
                             20.2...........................................................................  22
                             20.3...........................................................................  22

ARTICLE XXI                  Default........................................................................  22
                             21.1...........................................................................  22
                             21.2...........................................................................  24
                             21.3 Remedies..................................................................  25
                             21.4...........................................................................  25
                             21.5...........................................................................  25
                             21.6...........................................................................  25

                                                                iii


                             21.7..........................................................................   26
                             21.8..........................................................................   26

ARTICLE XXII                 Bankruptcy....................................................................   26
                             22.1..........................................................................   26
                             22.2..........................................................................   26

ARTICLE XXIII                Holding Over..................................................................   27

ARTICLE XXIV                 Casualty Insurance............................................................   28

ARTICLE XXV                  Liability Insurance...........................................................   28

ARTICLE XXVI                 Insurance Requirements........................................................   28

ARTICLE XXVII                Waiver of Rights of Recovery..................................................   29

ARTICLE XXVIII               Subordination and Attornment..................................................   29

ARTICLE XXIX                 Estoppel Letter...............................................................   29
                             29.1..........................................................................   29
                             29.2..........................................................................   30

ARTICLE XXX                  Commission....................................................................   30

ARTICLE XXXI                 Assignment by Lessor..........................................................   31

ARTICLE XXXII                Assignment and Subletting.....................................................   31
                             32.1..........................................................................   31
                             32.2..........................................................................   31
                             32.3..........................................................................   31
                             32.4..........................................................................   31
                             32.5..........................................................................   32
                             32.6..........................................................................   32
                             32.7..........................................................................   32

ARTICLE XXXIII               Purchase Option...............................................................   32

ARTICLE XXXIV                Extension.....................................................................   32

ARTICLE XXXV                 Architect's Certifications....................................................   33

ARTICLE XXXVI                Guaranty......................................................................   33

ARTICLE XXXVII               General Provisions............................................................   33
                             37.1..........................................................................   33
                             37.2..........................................................................   33
                             37.3..........................................................................   33
                             37.4..........................................................................   33
                             37.5..........................................................................   33
                             37.6..........................................................................   33
                             37.7..........................................................................   33
                             37.8..........................................................................   33
                             37.9..........................................................................   34
                             37.10.........................................................................   34

                             37.11.........................................................................   34
                             37.12.........................................................................   34
                             37.13.........................................................................   34


                                LEASE AGREEMENT
                                ---------------


     THIS LEASE AGREEMENT (the "Lease") made as of the 20/th/ day of June, 1996 (the "Commencement Date") by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation with its principal office and place of business located at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 ("Lessor"), and COMDATA NETWORK, INC., a Maryland corporation with its principal office and place of business located at 5301 Maryland Way, Brentwood, Tennessee 37027 ("Lessee").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Eakin & Smith, Inc. ("E&S"), a Tennessee corporation, as lessor, and Lessee entered into that certain Lease Agreement dated November 29, 1988 (as amended, the "Original Lease"), for the lease of approximately nine acres of land situated in Maryland Farms Office Park, Brentwood, Williamson County, Tennessee, more particularly described on Exhibit A attached hereto and
                                          ---------
incorporated herein by this reference (the "Original Land") and the improvements thereon, consisting of an approximately 133,777 gross square foot office building (the "Existing Building") which was assigned by E&S to ES Developers, L.P. ("ESD"), a Tennessee limited partnership pursuant to that certain Assignment dated April 20, 1989, and further assigned by ESD to Lessor pursuant to that certain Assignment and Assumption Agreement dated December 11, 1989; and

     WHEREAS, Lessee needs additional space for the operation of its business and Lessor and Lessee have conducted a thorough review of the terms of the Original Lease and all aspects of their relationship as landlord and tenant; and

     WHEREAS, Lessee, as purchaser, contracted with New Alphabet, L.P., a Tennessee limited partnership, as seller, to purchase an approximately three acre parcel of land more particularly described in Exhibit B attached hereto and
                                                   ---------
incorporated herein by this reference (the "Expansion Land") and located adjacent to the Original Land, all pursuant to that certain Agreement for Sale dated April 19, 1996 between New Alphabet, L.P. and Lessee (the "Expansion Land Purchase Agreement"); and

     WHEREAS, Lessor and Lessee desire to terminate the Original Lease and to enter into a new lease agreement, pursuant to which (a) Lessor will take an assignment of and succeed to Lessee's interest under the Expansion Land Purchase Agreement and thereafter acquire title to the Expansion Land (the legal description for the Expansion Land and the Original Land identifying them as one parcel is set forth in Exhibit BB), (b) an addition to the Existing Building
                       ----------
consisting of an approximately 67,460 gross square foot expansion (the "Expansion") will be constructed on the Original Land and the Expansion Land and will be attached to the Existing Building such that the Existing Building and the Expansion become a single architectural unit, and (c) Lessor will lease to Lessee the Original Land, the Existing Building, and, upon Lessor's acquisition thereof, the Expansion Land, and, upon construction thereof, the Expansion, all on such terms and subject to such conditions, covenants and provisions as are provided in this Lease. The Original Land and upon acquisition, the Expansion Land are referred to herein as the "Land." The Existing Building and, upon construction, the Expansion, are referred to as the "Building" and, together with the Land and all site improvements, driveways, parking areas and other improvements and appurtenances thereto located on the Land, are hereafter collectively referred to as the "Leased Premises."

     NOW, THEREFORE, in consideration of the foregoing and of other valuable consideration and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I
                         TERMINATION OF ORIGINAL LEASE

     Upon full execution of this Lease, Lessor and Lessee agree that the Original Lease shall automatically terminate, become null and void, and have no further effect; and Lessee agrees to execute any document requested by Lessor to evidence of record the termination of the Original Lease effective the date of the Commencement Date of this Lease.

                                  ARTICLE II
                           DEMISE OF LEASED PREMISES

     In consideration of the rents and covenants herein stipulated to be paid and performed, Lessor hereby demises and lets to Lessee and Lessee hereby demises and lets from Lessor, for the respective term hereinafter described and upon the terms and conditions hereinafter specified, the Leased Premises.

                                  ARTICLE III
                ASSIGNMENT OF EXPANSION LAND PURCHASE AGREEMENT

     Upon satisfaction of all requirements set forth in Articles VI and VII of this Lease that are to be satisfied "before any advance of Lessor's Funds," or "prior to the initial advance" or "prior to each advance" of Lessor's Funds, Lessee shall assign to Lessor all of Lessee's interest under the Expansion Land Purchase Agreement pursuant to the Assignment of Agreement of Sale in the form of Exhibit C attached hereto and incorporated herein by this reference, and
   ---------
Lessor shall assume such interest, all on such terms as are contained in the said Assignment of Agreement of Sale.

                                  ARTICLE IV
                                     TERM

     The term of the Lease shall commence on the Commencement Date and shall run for a period of fifteen (15) years plus the partial month in which the Commencement Date occurs (the "Lease Term"). In addition, the Lease Term shall include any and all renewals and extensions of the term of this Lease. For purposes hereof, the term "Lease Year" shall be a period of twelve consecutive calendar months beginning with the first day of the first calendar month that follows the month in which the Commencement Date occurs.

                                   ARTICLE V
                                     RENT

     Lessee shall pay annual Base Rental in the amount specified in Exhibit D
                                                                    ---------
("Base Rental") attached hereto, incorporated herein and made a part hereof as fully as if set forth herein in full. Base Rental shall be due and payable in twelve (12) equal monthly installments in advance without demand on the first day of each calendar month during the Lease Term. In addition, Lessee shall pay to Lessor any sales, use or other tax (excepting income, transfer (other than in connection with a transfer by Lessors of the Leased Premises to Lessee), succession and franchise taxes) that may be levied upon this Lease or the Rent payable by Lessee. In the event the Commencement Date occurs on other than the first day of a calendar month, then the Base Rental allocable to such partial month shall be the monthly Base Rental prorated based on the number of days then remaining in such month and shall be paid on the Commencement Date, with Lessee to receive a credit for rent paid under the Original Lease for the month in which the Commencement Date occurs which is attributable to the period after the Commencement Date, such amount to be determined by proration based on the number of days remaining in such month. Lessee shall also pay as additional rent all such other sums of money as shall become due from and payable by Lessee to Lessor under this Lease ("Additional Rental") (the Base Rental and Additional Rental shall be referred to herein collectively as the "Rent"). All Rent or other payments due hereunder, if not paid when due, shall bear interest at the per annum rate that is two (2) whole percentage points higher than the prime rate published in The Wall Street Journal, said interest rate to be adjusted on
                  -----------------------
the date the prime rate changes, but not to exceed the maximum lawful rate of interest chargeable under the laws of the State of Tennessee (the "Default Rate"), from the date due until paid. In addition, Lessee shall pay to Lessor all reasonable costs of collection of the sums due hereunder, including attorneys' fees, in the case of any payments not made when required to be made hereunder.

                                  ARTICLE VI
                           CONSTRUCTION OF EXPANSION

     6.1  Preliminary Plans.  Lessor and Lessee hereby agree on the
          -----------------
preliminary plans described in Exhibit E attached hereto (the "Preliminary
                               ---------
Plans).

     6.2  Approval of Expansion Plans.  Lessee agrees to furnish Lessor and
          ---------------------------
Consultant (as hereinafter defined) with (a) three complete sets of detailed final plans and specifications to construct all of the Expansion other than the second and third floor tenant improvements and cafeteria alterations ("First Phase Expansion Plans") on or before July 8, 1996, and (b) three complete sets of detailed final plans and specifications to construct the second and third floor tenant improvements and cafeteria alterations ("Second Phase Expansion Plans") on or before September 9, 1996 (the "First Phase Expansion Plans" and the "Second Phase Expansion Plans" are also referred to individually and collectively as the "Expansion Plans"). Such plans shall include site, landscape, structural, architectural, mechanical and electrical drawings and the specifications shall cover all elements of construction. All products to be installed on or incorporated into the Leased Premises shall be free of asbestos containing materials and lead based paints. The Expansion Plans shall comply substantially with the Preliminary Plans agreed to herein. Within seven business days of the receipt of any Expansion Plans, Lessor shall notify Lessee of the approval of the Expansion Plans or any suggested revisions to be incorporated in such Expansion Plans. In the event Lessor makes suggested revisions to the Expansion Plans, Lessee will within seven (7) business days redeliver to Lessor and Consultant revised Expansion Plans incorporating the suggested revisions. Within seven (7) days thereafter, Lessor shall approve the revised Expansion Plans or notify Lessee of further suggested revisions to the Expansion Plans. This procedure shall be followed until Lessor has approved the Expansion Plans. Lessor and Lessee shall endeavor to complete and approve the First Phase Expansion Plans on or before July 20, 1996, and the Second Phase Expansion Plans on or before September 30, 1996.

     6.3  Good Faith Negotiation.  Lessor and Lessee agree to negotiate in good
          ----------------------
faith with each other to achieve the approval of the Expansion Plans. Lessee agrees not to request any revisions to the Expansion Plans that would violate any regulations of governmental authority. Lessee hereby represents and warrants that the Expansion, as constructed in accordance with the Preliminary Plans and Expansion Plans, and the use thereof, will (a) comply in all respects with all laws, ordinances, rules and regulations applicable to the Expansion and the entire Leased Premises, including without limitation zoning, building and land use laws, codes, ordinances and regulations, and (b) not encroach upon, interfere with or violate any easement, covenant, or restriction to which the Original Land and the Expansion Land is subject.

     6.4  Construction.  After receipt and approval of the Expansion Plans,
          ------------
Lessee will cause the Expansion to be constructed in accordance therewith by a contractor approved by Lessor and

Lessee. Failure on the part of Lessee to prepare the Expansion Plans in a timely manner or subsequent changes requested by Lessee that delay construction work are to be regarded as delays caused by the Lessee for the purpose of determining the obligation of the Lessee to commence payment of increased Rent on the Expansion Completion Date (as defined in Exhibit D attached hereto). All improvements made to the Existing Building and/or installed on the Land shall be the property of Lessor as and when made. All construction materials brought to the Land and not yet wrought into the construction of the Expansion shall be the property of Lessor when paid for by Lessor, and Lessee shall execute, or shall cause the appropriate supplier to execute, a bill of sale evidencing such change of ownership when requested by Lessor.

     6.5  Construction Company.  Lessor and Lessee agree that Patton-Beers
          --------------------
("Construction Company") will act as Lessee's contractor for the construction of the work described in the Plans based upon a cost plus contract in the form previously submitted to and approved by Lessor (the "Construction Contract"), which Construction Contract shall provide for a guaranteed maximum price to be determined no later than September 30, 1996. An executed original or certified copy of each construction contract entered into by Lessee in connection with the Expansion (including the Construction Contract) has been provided to Lessor. Lessee has provided or will provide to Lessor prior to any advance of Lessor's Funds from the Construction Company and any other contractor retained by Lessee to work on the Expansion (a) a letter in the form of Exhibit F attached hereto
                                                     ---------
and incorporated herein by this reference, and (b) evidence that the Construction Company is covered until Project Final Completion by general liability and workers' compensation insurance in amounts satisfactory to Lessor.

     6.6  Architect.  Lessor and Lessee agree that Stephen Kulinski and William
          ---------
R. Lucas of Gresham, Smith and Partners ("Architect") have been retained by Lessee to serve as architects/engineers in connection with construction of the Expansion. An executed original or certified copy of each contract between Lessee and any architect or engineer (including Architect) and relating to the Expansion has been provided to Lessor. Lessee has provided or will provide to Lessor prior to any advance of Lessor's Funds from the Architect (and any other architect retained by Lessee in connection with construction of the Expansion
(a) a letter in the form of Exhibit G attached hereto and incorporated herein by
                            ---------
this reference, and (b) evidence that the architect is covered by professional liability insurance (including errors and omissions coverage) in amounts satisfactory to Lessor for the period of design and construction and for two years following Project Final Completion (as hereafter defined).

     6.7  Performance/Payment Bonds.  Prior to any advance of Lessor's Funds,
          -------------------------
Lessee shall furnish with each construction contract satisfactory performance and payment bonds for 100% of the construction costs affording Lessor the same protection as set forth in AIA form A-311 and naming Lessor as additional obligee. The bonds shall be issued by sureties holding certificates of authority as acceptable sureties on Federal bonds as reported in the Federal Register and otherwise acceptable to Lessor.

     6.8  Consultant Services.  Lessor shall hire third party consultants,
          -------------------
including the Consultant (as hereafter defined) to prepare a report ("Consultant's Report) for Lessor on various aspects of the cost, design and construction of the construction of the Expansion in accordance with a construction consulting agreement between Lessor and said consultant(s). The costs of the services provided by said consultants, not to exceed $15,000 (fifteen thousand dollars), shall be part of the Total Project Cost (as hereafter defined).

     6.9  Surveys.  Lessee is required to provide Lessor with surveys of the
          -------
Land as provided for hereafter. Any surveys provided pursuant hereto shall comply with the American Land Title Association and American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys (a copy of which is attached hereto as Exhibit H) including the items
                                               ---------
checked in Table A, Optional Survey Responsibility and Specifications.

     6.10 Zoning and Reparcelization.  Lessee represents and warrants that the
          --------------------------
Leased Premises, currently and upon completion of the acquisition of the Expansion Land and upon completion of the Expansion, complies and will comply with all applicable zoning and land use laws and regulations and with covenants, conditions and restrictions of the Maryland Farms Subdivision (the "Maryland Farms Restrictions") of which the Land is a part; and to that end Lessee agrees at its expense (which may be made part of the Total Project Cost) to accomplish the reparcelization of the Original Land and the Expansion Land so that they represent one parcel for purposes of said Maryland Farms Restrictions and will comply with all other requirements of said restrictions in connection with the construction of the Expansion, including without limitation, removal of set-back restrictions that currently affect construction of the Expansion. Lessee shall take whatever steps are necessary to obtain a new plat of the reparcelled tracts comprising the Land to properly file said re-plat with the appropriate authorities.

                                  ARTICLE VII
                       FUNDING OF EXPANSION CONSTRUCTION

     7.1 Lessor has, on the terms and subject to the conditions set forth below, agreed to fund up to $8,134,044 (eight million one hundred thirty-four thousand forty-four dollars) of the costs of acquisition of the Expansion Land and the construction of the Expansion. All funds provided by Lessor in connection with such Expansion shall be included in the Total Project Cost (as herein defined) and shall be part of Lessor's Funds (as hereafter defined), the total of which is used to determine Base Rental from and after the Expansion Completion Date.

     7.2  Definitions of Terms.  As used in this Article VII and in this
          --------------------
Lease, each of the following terms is defined as follows:

     "Architect" means Stephen Kulinski or William R. Lucus of Gresham, Smith and Partners, or any other architect/engineer having a contract with Lessee with respect to the Expansion.

     "Construction Funding Fee" means a fee of $80,000 (eighty thousand dollars) payable to Lessor at the time of Lessor's initial advance of funds pursuant to this Article VII, such amount to be funded by Lessor for its own account, which funds are included as part of the Total Project Cost and as part of the Lessor's Funds.

     "Consultant" means Ross Bryan Associates, Inc.

     "Contractor" means each party providing labor or materials for any part of the Expansion directly to Lessee under the terms of a Construction Contract.

     "Cost Category" means one of the eight cost categories (I through VIII) in the Project Budget containing line items to which specific costs are allocated.

     "Disbursement Agreement" means the agreement in the form of Exhibit I attached hereto among Lessor, Lessee, and a title insurance company concerning the advance of Lessor's Funds through the title insurance company.

     "Drawings and Specifications" means the drawings and specifications for the Expansion, as represented by the Plans approved in writing by Lessor and all revisions, amendments or addenda thereto which are approved in writing by Lessor.

     "Force Majeure" means weather conditions, strikes, lockouts, acts of God, governmental delay or restrictions, failure or inability to secure materials, utilities, or labor, or by reason of governmental priority or similar regulation or order of any governmental or regulatory body, enemy action, civil disturbance, fire, other casualty losses, inability to obtain timely governmental approvals or any other cause beyond the reasonable control of either party hereto (excluding, however, the inability or failure of either party to obtain any financing which may be necessary to carry out its obligations) which unavoidably cause a delay in performance.

     "Holdback Amount" shall have the meaning ascribed to it in section
     7.4.2(a).

     "Lessor's Fund(s) " means the total amount, not to exceed eight million one hundred thirty-four thousand forty-four dollars, provided by Lessor to fund Total Project Costs associated with acquisition of the Expansion Land and construction of the Expansion.

     "Minor Contract Change" means a change to the work to be performed under a Construction Contract which does not: reduce the quality of the materials, methods and equipment used in constructing the Expansion; modify the structural design or integrity of the Existing Building and the Expansion; change the number of parking spaces on the Leases Premises; change the gross or net rentable space of the Expansion; alter the ingress or egress for the Leased Premises; and change the Substantial Completion date for the Construction Contract.

     "Project Budget" means the budget prepared by Lessee and approved in writing by Lessor and any changes thereto approved in writing by Lessor, a preliminary draft of which is attached hereto as Exhibit J.

     "Project Documents" means the Drawings and Specifications and all applications, permits, easements, approvals and contracts relating to the Property, including all Construction Contracts, surety bonds and all contracts between Lessee and any Architect.

     "Project Final Completion" means (i) the satisfactory lien-free completion of the Expansion in accordance with the Drawings and Specifications (including punchlist items), as evidenced by Affidavits of Completion in the form of Exhibit K attached hereto and final lien waivers by all
                 ---------
     contractors working on the Expansion and certificates of completion by such architects as may be required by Lessor, and a final endorsement to Lessor's policy of title insurance, and (ii) the receipt by Lessor of all certificates of occupancy necessary for occupancy of all of the Expansion, an as-built survey, a final set of Drawings and Specifications showing actual changes made during construction and the consent of each surety which shall have issued a performance and payment bond for the benefit of Lessor with respect to the Expansion.

     "Substantial Completion" means the satisfactory completion of the work under the Construction Contract, except for punchlist items, as evidenced by a Certificate of Substantial Completion (AIA document G704 issued by the Architect and the Construction Company), to which the Consultant concurs.

     "Total Project Cost" means the sum of:

             (a) the total costs incurred by Lessor and Lessee in connection with:

                   (1) the acquisition of the Expansion Land pursuant to the Expansion Land Purchase Agreement (such as the purchase price and closing costs as well as costs of due diligence, survey and environmental assessments,

                   (2) the design and construction of the Expansion including without limitation all hard and soft costs associated therewith, and

                   (3) the work performed by any consultant(s) retained by Lessor and Lessee in connection with the acquisition of the Expansion Land and the design and construction of the Expansion, PLUS

             (b)   the Construction Funding Fee, PLUS

             (c) imputed interest at the rate of 8% per annum on each amount of Lessor's Funds funded by Lessor for any of the costs and fees referred to in clauses (a) and (b) above, determined from the date each such amount is funded by Lessor until the Expansion Completion Date, plus

             (d) any other items shown on the preliminary Project Budget attached hereto as Exhibit J.

     7.3     Lessee's Representations, Warranties, and Covenants

     7.3.1   Lessee's Representations and Warranties. Lessee hereby represents
             ---------------------------------------
and warrants the following:

             (a) There is no action, suit or proceeding pending, or to the best of Lessee's knowledge threatened, against or affecting it or the Leased Premises or any other person or entity in which an adverse decision might materially affect Lessee's or Ceridian Corporation's ability to observe and perform its respective obligations under the Lease or any guarantee.

             (b) Any and all financial statements delivered to Lessor in connection with the Lease and construction of the Expansion are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles, and fairly present the financial conditions of the subjects thereof as of the respective dates thereof; and no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.

             (c) Complete and correct copies of each Project Document and all amendments thereto have been delivered to Lessor.

             (d) Lessee has obtained all necessary permits required by any governmental authority to commence construction of the Expansion.

             (e) To the best of Lessee's knowledge, the Project Budget as submitted is a complete and accurate itemization of all costs known to Lessee as of the date hereof to be incurred in connection with the acquisition of the Expansion Land and development of the Leased Premises, including construction and completion of the Expansion.

             (f) Lessee has not heretofore assigned any of its rights, title or interests in any Project Document.

     7.3.2   General Covenants. Lessee covenants and agrees to the following:
             -----------------

             (a) Lessee shall commence construction of the Expansion no later than August 1, 1996.

             (b) Lessee shall use its best efforts to achieve Project Final Completion by June 15, 1997, and shall contribute any and all funds necessary to do so as required hereunder or as required by Lessor pursuant hereto. Tenant's obligation to achieve Project Final Completion by June 15, 1997 shall be extended by one day for each day of delay caused by Force Majeure but in no event shall such deadline be delayed beyond September 15, 1997.

             (c) Lessee shall construct the Expansion, or cause the Expansion to be constructed, in accordance with the Drawings and Specifications, and any material defect in the Expansion or any material departure from the Drawings and Specifications shall be corrected by Lessee at Lessee's sole cost and expense.

             (d) Lessee shall provide Lessor with evidence of, and shall continue to maintain until Project Final Completion, the following types of insurance in amounts and form and with companies, all satisfactory to Lessor:

                   (i) All-risk builder's risk insurance, for the estimated replacement cost of the improvements on the standard builder's risk completed value form (non-reporting full coverage) with a deductible of not greater than $25,000, naming Lessor as additional insured;

                   (ii) Flood insurance, if the Property is located in a flood plain (as that term is used in the National Flood Insurance Program), in an amount acceptable to Lessor;

                   (iii) Lessee's own commercial general liability insurance policy with Lessor named as an additional insured for its interest in the Leased Premises; and

                   (iv) Other commercially reasonable insurance as required by Lessor.

             (e) Lessee shall keep the Leased Premises free from unreasonable accumulations of waste materials and refuse at all times.

             (f) Lessor, the Consultant and any other designated representative of Lessor shall, at all times during construction, have the right of entry and free access to the Expansion and the right to inspect all work done, labor performed and materials furnished in and about the Expansion and to inspect and audit all other books, records and contracts of Lessee relating to construction of the Expansion.

             (g) Lessee agrees to indemnify and hold Lessor harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable attorneys' fees, incurred by Lessor in any way relating to or arising in connection with the construction of the Expansion or the use, occupation or operation of the Leased Premises, except as may result from the gross negligence or willful misconduct of Lessor.

             (h) Until Project Final Completion, Lessee will promptly notify Lessor in writing of (i) any action, suit or proceeding which is reasonably likely to have a material adverse impact on Lessee or have any impact on the Leased Premises or Lessee's construction of the Expansion and (ii) any event or circumstance resulting in any representation set forth in section 7.3.1 hereof no longer being true.

             (i) Lessee will promptly provide Lessor with all quarterly and annual filings made by Ceridian Corporation with the Securities and Exchange Commission, as well as with Ceridian Corporation's audited financial statements and new stock and debt prospectuses.

             (j) Lessee will not assign any of its rights, title or interests in or under any Project Document to any party other than Lessor.

             (k) Lessee shall make requests for and shall take funding advances as contemplated herein.

             (l) Lessee shall provide to Lessor, prior to commencement of construction of the Expansion, satisfactory evidence that adequate sewer and water, electric and gas utilities and systems will be available to the Leased Premises, as expanded.

             (m) Lessee will obtain all necessary permits required by any governmental authority to continue with and complete construction of the Expansion, and will provide Lessor with evidence of same, including without limitation a satisfactory storm water run-off permit.

      7.3.3  Change Orders; Change Directives.  With respect to any change or
             --------------------------------
proposed change under any Project Document, including any work to be performed under a Project Document, Lessee agrees to the following:

             (a) Except in the case of an emergency and except for a change that qualifies as a Minor Contract Change, Lessee shall obtain the prior written approval of Lessor for any change to a Project Document, including, without limitation, (i) any change to the Drawings and Specifications, (ii) any change to the Construction Contract and the work to be performed thereunder, and (iii) any substitution of materials.

             (b) Lessee shall provide Lessor and the Consultant with a copy of each change proposal request promptly after the issuance thereof and a copy of the Contractor's response to each change proposal request promptly upon Lessee's receipt thereof.

             (c) Lessee shall not authorize any change to the work under any Construction Contract without signing a change order or construction change directive therefor.

             (d) Lessee shall not sign any change order without informing Lessor of the impact of such change order on the Project Budget and, except for a change that qualifies as a Minor Contract Change, without obtaining the prior written consent of Lessor to (i) the changes in the work described in each change proposal request relating thereto, (ii) any change in the contract sum under the applicable Construction Contract as a result of such change order,
             (iii) any change to the contract time under the Construction Contract as a result of such change order and (iv) the impact of such change order on the Project Budget.

             (e) Lessee shall not sign any construction change directive without informing Lessor of the potential impact of such directive on the Project Budget and, except for a change that qualifies as a Minor Contract Change, without obtaining the prior written consent of Lessor to (i) the changes in the work described in each change proposal request relating thereto, (ii) the proposed basis for adjustment in the contract sum under the applicable Construction Contract as a result of such construction change directive, (iii) the proposed basis for adjustment to the contract time under the applicable Construction Contract as a result of such construction change directive and (iv) the potential impact of such directive to the Project Budget.

             (f) Promptly after the full execution of each change order and change directive, Lessee shall provide Lessor and the Consultant with a copy thereof.

      7.3.4  Budget Detail.  Lessee agrees that each proposed Project Budget and
             -------------
each proposed revision to the Project Budget shall contain such line item detail as may be required by Lessor, including, without limitation, with respect to Cost Category I (Construction Costs) and Cost Category III (Tenant Finishes) separate line item for the cost of each aspect of work to be completed or materials to be provided by a single Subcontractor and a separate line item for the cost of each aspect of work to be completed directly by a Contractor.

      7.3.5  Monthly Submissions. On a monthly basis, Lessee shall furnish
             -------------------
Lessor with the following items, whether an advance of funds is requested or not:

             (a)   the items required to be submitted in clauses (c), (d) and
             (f) of section 7.5.3;

             (b)   any proposed revisions to the Project Budget;

             (c) prior to commencement of construction, a construction schedule and monthly thereafter updates reporting changes to such schedule and current construction progress;

             (d) with respect to each existing Subcontract, the name and address of each Subcontractor thereunder and the then current contract sum under such Subcontract if such information has not been previously furnished to Lessor.

      7.4    Administration of Funding.
             -------------------------

      7.4.1  Sources of Funds. Funds necessary to pay all costs set forth in the
             ----------------
Project Budget shall be derived from Lessor's Funds and from Lessee's funds. Advances from Lessor's Funds and the funding of Lessee's funds shall be made as follows:

             (a) Subject to the satisfaction of the applicable conditions set forth herein, Lessor's Funds of up to a total of $8,134,044 (eight million one hundred thirty-four thousand forty-four dollars) for Total Project Costs shall be disbursed.

             (b) Lessee's funds, which may be required at any time if Lessor determines, in its reasonable opinion, that (i) the total costs actually incurred or estimated by Lessor to be incurred for any line item in any Cost Category theretofore approved by Lessor exceed (ii) the amount budgeted for such line item, and there are then no funds remaining in the Construction Cost Contingency (as hereafter defined to cover such excess). Upon Lessor's demand, Lessee shall deposit cash in an account approved by Lessor, and the funds so deposited shall be disbursed in accordance with the terms of this Lease prior to any subsequent advance of Lessor's Funds. In any event, Lessee shall be responsible for funding (I) Total Project Costs that exceed $8,134,044 (eight million one hundred thirty-four thousand forty-four dollars), and (II) all Total Project Costs incurred and not funded on or before September 15, 1997.

      7.4.2  Retainage and Other Reserves. At the time of each advance, the
             ----------------------------
total unadvanced Lessor's Funds plus Lessee's funds deposited as provided above shall be equal to the sum of the following:

             (a)   Retainage. Retainage in an amount to be determined by Lessor
                   ---------
             upon review and approval of each Construction Contract not to exceed 10% of labor and materials wrought into construction and/or eligible for payment for costs set forth in Cost Category I (Construction Costs) and Cost Category III (Tenant Finishes). Retainage with respect to a Construction Contract, less an amount (the "Holdback Amount") determined by Lessor but not to exceed 200% of the cost estimated by Lessor to complete punchlist items, shall be advanced upon Substantial Completion for such Construction Contract pursuant to Section 7.5 of this Lease.

             (b)   Remaining Development Costs. An amount sufficient, in the
                   ---------------------------
             opinion of Lessor, to pay the remaining cost of acquisition and development of the Expansion, including the following specific reserve:

             An amount to be established by Lessor not more than 5% or less than 3% of the contract sum under each Construction Contract to which shall be added amounts of cost savings as hereafter defined) as they occur (the "Construction Cost Contingency"). A "Cost Saving" means the amounts by which the total amount budgeted for any line item in any Cost Category of the Project Budget exceeds the total costs actually incurred and estimated by Lessor to be incurred under such line item prior to Project Final Completion. The amount of the Construction Cost Contingency shall be reduced by (i) the amount of additional construction costs from any change, and (ii) the amount of any cost overages that occur in specific line items in Cost Category I (Construction Costs). The initial amount of the Construction Cost Contingency is $250,000 (two hundred fifty thousand dollars).

             If at any time Lessor determines that there are insufficient funds in the reserve listed above, additional cash funds may be required of Lessee.

Upon achievement of Project Final Completion, any Lessor's Funds that remain undisbursed will not be disbursed, but shall be retained by Lessor and shall not be part of the Total Project Cost.

      7.4.3  Limitations on Lessor's Obligations. Except as provided above,
             -----------------------------------
under no circumstances shall Lessor be obliged to advance any Lessor's Funds for any line item or Cost Category in excess of the total amount specified for such line item or Cost Category in the Project Budget, and neither Lessee nor any third party shall be entitled to rely on amounts in any line item or Cost Category being available for any purpose whatsoever other than payment of costs in that line item or Cost Category. Furthermore, Lessor shall have no obligation to make any advance if it, in its sole discretion, whether based on reports from the Consultant or otherwise, determines that actual costs relating to any line item or Cost Category are expected to be in excess of the total of the amounts set forth for such line item or Cost Category in the Project Budget or that other costs will necessarily be incurred by Lessee which are not contemplated in the Project Budget, unless there are sufficient funds in the Construction Cost Contingency, or unless Lessee shall fund, or (if required by Lessor) deposit in an account approved by Lessor, the full amount of any such excess or of such uncontemplated cost. Such amounts shall be disbursed in accordance herewith prior to any further advance of Lessor's Funds.

      7.4.4  Timing of Advances.  Parts or the whole of any advance of Lessor's
             ------------------
Funds may be made before or after the date requested by Lessee if Lessor believes it advisable to do so.

      7.4.5  Direct Advances to Contractors and Subcontractors.  Lessor, at its
             -------------------------------------------------
option, may make advances directly to any Contractor or Subcontractor, provided Lessor provides notice thereof to Lessee.

      7.4.6  Deadline for funding of Lessor's Funds.  Notwithstanding anything
             --------------------------------------
herein to the contrary, Lessor shall have no obligation to advance Lessor's Funds after October 30, 1997.

      7.5    Conditions Precedent to Construction and Advances.
             -------------------------------------------------

      7.5.1  Advances in General.  Lessor's Funds will be advanced in
             -------------------
installments, which in the aggregate do not exceed the amounts set forth in the Project Budget. Advances shall be made for the cost of work in place and materials adequately stored on site as determined by Lessor. Lessor shall have no obligation to make advances for deposits or the cost of materials stored off-site. The following shall apply to all advances:

             (a)   Requests for advances shall be at least 30 days apart.

             (b) Requests for advances, together with the items required to be furnished pursuant to this Section 7.5 and any other provision of this Lease, shall be submitted to Lessor at least 10 business days before the date on which the advance is requested to be made, and Lessor shall have no obligation to make an advance unless the items so submitted shall have been approved by Lessor in its reasonable discretion.

          (c) Requests for advances for the payment of any cost set forth in any Cost Category shall be supported by evidence required by Lessor. In particular, requests for advances for the payment of any cost set forth in Cost Category I (Construction Cost) shall be supported by invoicing and other evidence required by Lessor and shall not be greater than the aggregate amount submitted by the Subcontractors and each Contractor, certified by the applicable Architect, authorized by Lessee and concurred with by the Consultant.

          (d) As a condition to each advance of Lessor's Funds, (i) the representations set forth in section 7.3.1 hereof shall be true and correct as of the date on which the advance is to be made, (ii) there shall have been, since the Commencement Date, no material adverse change in the Leased Premises or in the assets, liabilities or condition, financial or otherwise, of Lessee or Ceridian Corporation and (iii) Lessee shall not be in default under this Lease.

   7.5.2  Initial Advance. Prior to the earlier of the commencement of
          ---------------
construction or the initial advance of Lessor's Funds, Lessee shall, in addition to the items specified in writing by Lessor, or in the Lessor's closing checklist provided to Lessee, furnish:

          (a) all licenses, permits and certificates (other than a certificate of occupancy) required by any governmental authority for the commencement of construction; and

          (b) the proposed Project Budget, together with evidence of reimbursable prepaid development and other costs.

   7.5.3  Each Advance. Prior to each advance of Lessor's Funds, Lessee shall
          ------------
update the items set forth in clause (b) of section 7.5.2 above, and Lessee shall furnish the following:

          (a) a title insurance update with supporting endorsements which discloses no matters adversely affecting Lessor's position;

          (b) a signed Lessee's Request for Lessor's Funds in the form of Exhibit "L" attached hereto;

          (c) a cost and funding progress analysis substantially in the same format as shown in the Disbursement Spreadsheet attached hereto as Exhibit "M" and in the same line item detail as the Project Budget;

          (d) an AIA Document G702/G703 for the Contractor for whom Lessor's Funds are being requested, certified by the appropriate parties with signatures notarized for each advance for any costs set forth in Cost Category I (Construction Cost) supported by data submitted by Contractor, and the Architect as verified by Lessor's Consultant in a written report on the progress of construction, the conformity thereof with the Drawings and Specifications and the quality, percentage and cost of work completed;

          (e) if and when requested by Lessor, ALTA foundation surveys and a soil compaction test report as required by Lessor as construction progresses; and

          (f) any additional licenses, permits or certificates required by any governmental authority before commencement of the work, the cost of which is to be paid from the advance being requested.

  7.5.4  Partial Advance of Retainage. Prior to any partial advance of Lessor's
         ----------------------------
Funds retained under section 7.4.2(a) with respect to a Construction Contract, in addition to the satisfaction of the conditions set forth in section 7.5.3 above, Lessee shall furnish the following:

         (a) a Certificate of Substantial Completion (AIA Document G704) issued by the Architect, together with the Architect's certification that all work (except for punchlist items) under such Construction Contract has been completed;

         (b) a certified as-built survey meeting Lessor's requirements and showing the completed Leased Premises and the location of all easements and encroachments, if any;

         (c) a set of Drawings and Specifications indicating actual changes made in the work during construction;

         (d) a certificate of occupancy or other governmental approval required for any occupancy or use of the Leased Premises; and

         (e) the consent of each surety which shall have issued a performance and payment bond with a dual obligee rider for the benefit of Lessor with respect to such Construction Contract.

  7.5.5  Final Advance of Holdback Amount. Prior to the full advance of Lessor's
         --------------------------------
Funds retained under section 7.4.2(a) in addition to the satisfaction of the conditions set forth stated in section 7.5.3 and clauses (b), (c) and (d) of section 7.5.4 above, Lessee shall have achieved Project Final Completion and shall furnish the following:

          (a) a Certificate of Substantial Completion (AIA Document G704) issued by the Architect (unless one has been furnished pursuant to section 7.4) and the Architect's certification that all work (including punchlist items) under such Construction Contract has been completed in accordance with the Drawings and Specifications;

          (b) an Affidavit of Completion in the form of Exhibit "K" attached hereto, signed by the applicable Contractor;

          (c) a final release and lien waiver in a form acceptable to Lessor completed by the applicable Contractor, which shall be unconditional except to the extent of the amount specified as the final payment under such Construction Contract to be paid from the advance of Lessor's Funds being requested;

          (d) a certified copy of the notice of completion filed with the appropriate governmental authority, if any such notice is required by law or by prudent construction practice; and

          (e) the consent of each surety which shall have issued a performance and payment bond with a dual obligee rider for the benefit of Lessor with respect to such Construction Contract;

          (f) three copies of an 8 x 10 inch color commercial photograph of the Leased Premises satisfactory to Lessor.

       7.6    General Funding Provisions.
              ---------------------------

       7.6.1  No Waiver. No advance of Lessor's Funds hereunder shall
              ---------
constitute a waiver by Lessor of any default by Lessee under this Lease or a waiver of any condition of such advance of Lessor's Funds, and Lessee agrees that Lessor may then or at any time thereafter require that such default be cured or that such condition be satisfied.

       7.6.2  Lessor's Satisfaction. All documents, actions and evidence
              ---------------------
required in connection with this Lease shall be reasonably satisfactory to Lessor.

       7.6.3  Exclusive Benefit of Lessor. All conditions of the obligation of
              ---------------------------
Lessor to make advances hereunder are imposed solely and exclusively for the benefit of Lessor and its assigns.

       7.6.4  Lessor Approvals. No advance of Lessor's Funds or inspection by or
              ----------------
on behalf of Lessor shall be deemed to constitute an approval or acceptance by Lessor of the work to date. Approval of Drawings and Specifications, workmanship and materials used in connection with the Expansion, imposes no responsibility or liability of any nature whatsoever on Lessor, Lessor's sole obligation hereunder being to make the advances if and to the extent required by this Agreement;



                                 ARTICLE VIII
                                   NET LEASE

     This Lease is what is commonly called a "Net, Net, Net Lease," it being understood that the Lessor shall receive the Rent set forth in Exhibit D free
                                                               ---------
and clear of any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Leased Premises except for repair and maintenance of structural systems and the roof on the Building which shall be Lessor's obligation. In addition to the Base Rental referred to in Exhibit D, Lessee shall pay directly to the parties
                      ---------
respectively entitled thereto all impositions, insurance premiums, operating charges, maintenance charges (excluding maintenance charges for structural systems and the roof which are Lessor's obligation), and other charges, costs and expenses that arise or may be contemplated under the provisions of this Lease during the term thereof, including any amounts necessary to fund any escrow payments for the aforementioned items as part of the monthly Rent. All of such charges, costs and expenses shall constitute Additional Rental and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay Rent. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by the Lessee, and that Lessee shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease, except as herein expressly provided. Any present or future law to the contrary shall not alter this agreement of the parties.


                                  ARTICLE IX
                            MAINTENANCE AND REPAIRS

     9.1 Lessor shall not be required to make any improvements to or repairs of any kind or character to the Leased Premises except structural and roof maintenance and repair of the Building as may be required to maintain the Leased Premises in tenantable condition; provided, however, Lessor's failure to make such repairs shall not relieve Lessee of the obligation to pay all sums that become due under this Lease, except to the extent provided by Section 18.4 hereof.

     9.2 Lessee, at Lessee's sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Leased Premises, including the Land and parking lots, that are necessary or desirable to keep the Leased Premises in first class condition and repair, in a safe and tenantable condition, and otherwise in accordance with the requirements of this Lease. Lessee shall maintain all fixtures, furnishings and equipment (excluding Lessee's personal property) located in, or exclusively serving, the Leased Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Lessee shall suffer no waste or injury to any part of the Leased Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Leased Premises in an order and condition equal to or better than their order and condition on the Commencement Date, ordinary wear and tear excepted. Without limitation of the generality of the foregoing, Lessee (with respect to the Existing Building) and at the completion of the Expansion (with respect to the Expansion), at Lessee's sole cost and expense, shall promptly make all repairs to (a) any pipes, lines, ducts, wires or conduits contained within the Leased Premises, (b) Lessee's signs, (c) any heating, air conditioning, electrical, ventilating or plumbing equipment installed in or serving the Leased Premises,
(d) all glass, window panes and doors, and (e) any other mechanical systems serving the Leased Premises. Lessee shall be responsible, at Lessee's sole expense, for providing all janitorial and cleaning services for the Leased Premises. All such services shall be provided in accordance with cleaning standards customarily maintained for similar first class properties. Lessee shall maintain, at Lessee's sole cost and expense, a maintenance contract, or provide comparable services by trained and qualified employees of Lessee, on the heating, ventilation an air conditioning equipment and systems in or serving the Leased Premises. Such contract, if entered into, shall be with a Contractor licensed to do business in the jurisdiction in which the Leased Premises are located and approved by Lessor, and shall cover all parts and labor. From time to time at Lessor's request, Lessee shall provide copies of all such contracts to Lessor. In addition, Lessor reserves the right to establish a regular inspection and maintenance program for all Building equipment (e.g. HVAC and elevators) maintained by Lessee and to provide all necessary or appropriate repairs at Lessee's expense. Lessee shall pay all expenses of Lessor in connection with Lessor's membership in the Maryland Farms Owners Association, Inc. and Lessee shall receive all benefits arising from said membership.

     9.3 Lessee shall not paint or decorate any part of the exterior of the Leased Premises. Additionally, Lessee shall not decorate or paint any part of the common areas of the Leased Premises visible from the exterior thereof, without first obtaining Lessor's prior written consent, which consent shall not be unreasonably withheld. Lessee shall not install displays of merchandise or other advertising in the windows of the Leased Premises.

     9.4 In the event Lessor or Lessee fails to comply with the requirements of this Article, the non-defaulting party may perform such maintenance and repair, and the costs thereof, plus five percent (5%) of said costs to cover overhead with interest at the Default Rate, shall be payable to the non-defaulting party within ten (10) days of demand therefor. In the event Lessor fails to maintain and repair the roof of the Building as provided for in Section 9.1 above and such failure continues for thirty (30) days after written notice from Lessee to Lessor ( or if the maintenance or repair is of a nature as to require more than thirty (30) days to effect a cure, then if Lessor fails to commence such maintenance or repair within such thirty (30) day period and thereafter proceeds diligently to effect such maintenance or repair), Lessee may itself effectuate such maintenance or repair and may thereafter (after written notice to Lessor) offset the reasonable cost thereof against Base Rentals payable thereafter.

     9.5 Prior to either party commencing repairs or maintenance for the other, except in the case of an emergency (defined as a matter that immediately threatens the life, safety or property of Lessee or its agents, employees or invitees (e.g. roof leaks)), the non-defaulting party shall provide to the defaulting party ten (10) days' written notice of the failure to comply with the maintenance and repair obligations set forth herein. If the defaulting party cures said default within said ten (10) day period or if said default cannot be cured within a ten (10) day period and the defaulting party commences to cure the default within said period and diligently pursues said cure to completion, then the defaulting party shall not be deemed to be in default for purposes of declaring this Lease in default under Article XXI and the non-defaulting party shall have no right to commence or be reimbursed for any repairs and maintenance which was the obligation of the defaulting party.

     9.6 If a dispute arises as to which party is responsible for repair and maintenance, the parties shall each appoint a qualified independent engineer having seven (7) years experience with no previous engagement with either party to resolve the dispute. If Lessor's and Lessee's engineers are unable to resolve the dispute, Lessor's and Lessee's engineers shall choose a third qualified independent engineer having seven (7) years' experience with no previous engagement with either party, and the decision of the majority of the engineers shall be final and conclusive.


                                   ARTICLE X
                                  ALTERATIONS

     10.1 Lessor is under no obligation to make any structural or other alterations, decorations, additions or improvements in or to the Leased Premises except as otherwise expressly provided in this Lease.

     10.2 Lessee will not make or permit anyone to make any alterations, additions, improvements or other changes (collectively, the "Alterations"), structural or otherwise, in or to the Leased Premises without the prior written consent of Lessor, except as provided in Article VI above or paragraph 10.3 below, which consent may be withheld or granted in Lessor's sole and absolute discretion. Any Alterations made by Lessee shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) by a contractor or by Lessee's employees and in accordance with plans and specifications approved in writing by Lessor; (c) in accordance with all applicable legal requirements and the requirements of any insurance company insuring the Leased Premises or portion thereof; and (d) after Lessee has obtained public liability and workmen's compensation insurance policies approved in writing by Lessor, which policies shall cover every person who will perform any work with respect to such Alterations. If any mechanics' or materialmen's lien (or a petition to establish such lien) is filed against the Leased Premises or any equipment within the Leased Premises for work claimed to have been done for, or materials claimed to have been furnished to, the Leased Premises, Lessee shall either discharge the lien within ten (10) days thereafter, at Lessee's sole cost and expense, by the payment thereof or file a bond acceptable to Lessor transferring the lien to the bond.

     10.3 Notwithstanding the foregoing, Lessee shall have the right to make Alterations without the Lessor's consent, provided such Alterations (a) are made to the interior tenant space of the Building, (b) do not adversely affect the structural integrity or exterior of the Building, (c) do not affect the common areas of the Building, including but not limited to the elevators and lobby, and
(d) do not adversely affect the electrical, heating or plumbing systems servicing the Building. Additionally Lessee shall comply with the provisions of paragraphs 10.2(a) and 10.2(c).

     10.4 If any Alterations other than those permitted by paragraph 10.3 are made without the prior written consent of Lessor, Lessor shall have the right at Lessee's expense to remove and correct such Alterations and restore the Leased Premises to its condition immediately prior thereto, or to require Lessee to do the same. All Alterations to the Leased Premises made by either party shall immediately become the property of Lessor and shall remain upon and be surrendered with the Leased Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that if Lessee is not in default under this Lease, then Lessee shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings, equipment, fixtures and Alterations (permitted by Section 10.3) installed in the Leased Premises solely at the expense of Lessee, provided any damage to the Leased Premises caused by such removal is promptly repaired. If such furniture, furnishings, equipment, fixtures and Alterations other than those permitted by Section 10.3 are not removed by Lessee prior to the expiration or earlier termination of the Lease Term, Lessor shall have the right at Lessee's expense to remove from the Leased Premises such furniture, furnishings, equipment, fixtures and any Alterations other than those permitted by Section 10.3 that Lessor designates in writing for removal or to require Lessee to do the same and Lessee shall pay to Lessor the cost of such removal and repair.

     10.5 Notwithstanding anything to the contrary contained herein, Lessee shall have the right to install into the Building equipment, conduits, cables and materials at mutually agreed upon penetration points, including the right to install additional rooftop HVAC units, associated distribution and duct work and microwave installation to conduct its business. Lessee shall further have the right to install connecting equipment in the shafts, ducts and conduits of the building, and antennas and/or microwave receivers or "up-link" on the roof, so long as such installations are (a) in compliance with and certified by local fire and zoning codes, (b) approved by Maryland Farms Owners Association Architectural Control Committee, and (c) do not violate the Declaration of Protective Covenants For Maryland Farms, dated January 1, 1987, of record in Book 635, page 680, Register's Office for Williamson County, Tennessee and in Book 7079, page 59, Register's office for Davidson County, Tennessee (the "Restrictive Covenants").


                                  ARTICLE XI
                             SIGNS AND FURNISHINGS

     No sign, advertisement or notice referring to Lessee shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior of the Building (including Lessee's windows and doors) that (a) has not been approved by Maryland Farms Owners Association, Inc., or (b) violates the Restrictive Covenants. If any exterior sign, advertisement or notice that does not conform to the requirements set forth in the preceding sentence is exhibited or installed by Lessee, Lessor shall have the right to remove the same at Lessee's expense. All of Lessee's signs shall be: (a) installed after Lessee has obtained, at Lessee's sole cost and expense, all permits, approvals, and licenses required therefor, and delivered copies thereof to Lessor, and (b) at Lessee's sole cost and expense, installed, maintained, repaired and replaced in a first-class manner. Lessor reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Leased Premises to sell or lease the Leased Premises during the six (6) month period immediately prior to the expiration if notice to renew has not been provided pursuant to Article XXXIV hereof or earlier termination of the Lease Term.


                                  ARTICLE XII
                             INSPECTION BY LESSOR

     Lessor or its agents or representatives shall have the right (a) to enter into and upon any part of the Leased Premises at all reasonable hours to inspect the same as Lessor may deem necessary or desirable, and (b) to show the Leased Premises to prospective tenants or brokers during the last six (6) months of the Lease Term, as extended, and to prospective purchasers or mortgagees at all reasonable times, provided prior notice is given to Lessee in each case, and Lessee's use and occupancy of the Leased Premises shall not be materially inconvenienced thereby, and Lessee shall have the right to have an employee or representative accompany any such inspection. Lessee shall not be entitled to any abatement or reduction of Rent by reason of the exercise of the foregoing rights on the part of Lessor.


                                 ARTICLE XIII
                                 COMMON AREAS

     For so long as Lessee is not in default hereunder, Lessor grants Lessee a non-exclusive license to use and occupy in common with others so entitled, the common areas of Maryland Farms Office Park (the "Common Areas") and to exercise all rights of Lessor as owner of the Leased Premises in connection with membership in Maryland Farms Owners Association, Inc., as set forth in the Restrictive Covenants.

                                  ARTICLE XIV
                                    PARKING

     Lessee shall at all times during the term of this Lease have the right to park automobiles in the outdoor parking area of the Building at no charge. Lessor shall provide for Lessee's use paved parking spaces as shown on the site plan prepared in connection with the Leased Premises. Lessor may change the location of the parking lots on the Land on which the Building is situated subject to Lessee's approval which shall not be unreasonably withheld.


                                  ARTICLE XV
                                PERMITTED USES

     Lessee shall use and occupy the Leased Premises for general office space including an operations center with appropriate communication and informational systems, employee cafeteria and any other lawful use; provided, however, Lessee shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is unlawful or deemed to be extra-hazardous on account of fire, or permit anything to be done that would in any way materially increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, cause the load upon any floor of the Building to exceed the load for which the floor was designed or the amount permitted by law, or use electrical energy exceeding the capacity of the then existing feeders or wiring installations. Lessee shall further conduct its business and control its agents, employees, invitees, and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or owner in the Maryland Farms Office Park. Lessee's operation of its business at its present location at 5301 Maryland Way, Brentwood, Tennessee, is not deemed to be extra-hazardous.


                                  ARTICLE XVI
                    LAWS, REGULATIONS AND RULES OF BUILDING
                         AND ENVIRONMENTAL COMPLIANCE

     16.1  Compliance with Laws and Restrictions.  Lessee shall comply with all
           -------------------------------------
applicable laws, ordinances, rules, regulations, and Restrictive Covenants relating to the use, condition or occupancy of the Leased Premises and all Common Areas.

     16.2  Hazardous Materials.
           -------------------

     (a) As used herein, the term "Hazard Materials" shall mean any substance or material which has been determined by any federal, state or local governmental authority to be capable of posing a risk of injury to human health and safety or the environment, including all of those materials and substances designated as hazardous or toxic by the state in which the Leased Premises are located, the U.S. Environmental Protection Agency, the U.S. Consumer Product Safety Commission, the U.S. Food and Drug Administration, or any other federal, state or local governmental agency now or hereafter authorized by law to regulate materials and substances in the environment (collectively, "Hazardous Materials").

     (b) Except for such Hazardous Materials as are used or stored in the Leased Premises in commercial quantities, similar to those quantities used or stored in similar premises by others in the same business or profession and which are used and/or stored in compliance with all applicable laws, regulations and restrictions, Lessee agrees not to introduce any Hazardous Materials in, on or near the Leased Premises without (I) providing Lessor with notice of the estimated amount and nature of such Hazardous Material, and (ii) complying with all applicable federal, state and local laws, rules and regulations relating to the use, storage, disposal and clean-up of Hazardous Materials including, but not limited to, the obtaining of proper permits with respect thereto.

     (c) Lessee shall promptly notify Lessor of any inquiry, test, investigation, or enforcement proceeding by or against Lessor or Lessee with respect to the Leased Premises concerning any Hazardous Material. Lessee shall have the right, at its election to negotiate, defend, approve, and appeal, at Lessee's expense, any action taken or order issued by any governmental authority with respect to any Hazardous Materials placed in, on or near the Leased Premises by Lessee, its agents, employees, contractors or invitees.

     (d) If Lessee's use, storage or disposal of any Hazardous Material in, on or near the Leased Premises results in any contamination by Hazardous Materials of the Leased Premises, or the soil or surface water or groundwater thereof (I) requiring remediation under any applicable federal, state or local statutes, ordinances, regulations or policies, or (ii) at levels which are unacceptable to Lessor, in Lessor's reasonable and good faith judgment, Lessee shall be obligated to clean up the contamination to the levels required by law or reasonably required by Lessor. Lessee further agrees to indemnify, defend and hold Lessor harmless from and against any claims, suits, causes of action costs, fees, including reasonable attorneys' fees, and reasonable costs arising out of or in connection with any such clean-up work, inquiry or enforcement proceeding in connection with any Hazardous Materials at any time used, stored or disposed of by Lessee or Lessee's agents, employees, contractors or invitees in, on or near the Leased Premises.

     (e) Notwithstanding any other right of entry granted to Lessor under this Lease, Lessor shall have the right to enter the Leased Premises or to have Lessor's environmental consultants (retained by Lessor at its expense) enter the Leased Premises during the term of this Lease for the purpose of inspections to determine (i) whether the Leased Premises are in conformity with federal, state and local statutes and regulations pertaining to the environmental condition of the Leased Premises; (ii) whether Lessee has complied with its obligations under this Article XVI, and (iii) the corrective measure, if any, required to Lessee to comply with laws governing the use, storage and disposal of Hazardous Materials or governing the removal of Hazardous Materials. Lessee agrees to provide access to the Leased Premises and reasonable assistance to Lessor or its environmental consultants for such inspections. Such inspections may include, but are not limited to, entering the Leased Premises or adjacent property leased by Lessee upon such consultant's recommendation with drill rigs or other machinery for the purpose of obtaining laboratory samples. Lessor shall not be limited in the number of such inspections during the term of this Lease. If such consultants determine that the Leased Premises are contaminated by Hazardous Materials, Lessee shall, in a timely manner, at its expense, remove such Hazardous Materials to the extent required pursuant to this
     Article XVI. The rights granted to Lessee herein to inspect the Leased Premises shall not create a duty on Lessor's part to inspect the Leased Premises or liability of Lessor for Lessee's use, storage or disposal of Hazardous Materials, it being understood that Lessee shall be solely responsible for all liability in connection therewith.

     (f) Lessee's obligations under this Article XVI shall survive termination or expiration of this Lease.


                                 ARTICLE XVII
                              PEACEFUL ENJOYMENT

     Lessee shall have the right to peacefully occupy, use and enjoy the Leased Premises during the Lease Term, subject to the other terms hereof and the exceptions to Lessor's title set forth on Exhibit N, provided Lessee pays the
                                          ---------
Rent and other sums herein required to be paid by Lessee and performs all of Lessee's covenants and agreements herein contained.

                                 ARTICLE XVIII
                       LIMITATION OF LESSOR'S LIABILITY

     18.1 Lessor and its employees and agents shall not be liable to Lessee, Lessee's employees, agents, assignees, subtenants, licensees, concessionaires, or to any other person or entity for any damage (including indirect and consequential damage), injury, loss, compensation or claim, including but not limited to claims for the interruption of or loss to Lessee's business, based on, arising out of or resulting from any cause whatsoever (except as otherwise provided in this Article), including but not limited to the following: repairs to any portion of the Leased Premises which are the obligation of Lessee; interruption in the use of the Leased Premises or any equipment therein; any accident or damage resulting from the use or operation (by Lessor, Lessee or any other person or entity) of the heating, cooling, electrical, sewerage, or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Leased Premises; any fire, robbery, theft, vandalism, mysterious disappearance and/or any other casualty; the actions of any other tenants of the Leased Premises or of any other person or entity; and any leakage in any part or portion of the Leased Premises, or from water, rain, ice or snow that may leak into, or flow from, any part of the Leased Premises, or from drains, pipes or plumbing fixtures in the Leased Premises, provided that Lessor shall be liable for any damage caused by leakage or any other cause resulting from Lessor's failure to properly maintain the structural systems and the roof of the Building pursuant to Article IX hereof. It further is understood and agreed that any failure or inability to furnish any services required by this Lease to be furnished by Lessor shall not be considered an eviction, actual or constructive, of Lessee from the Leased Premises and shall not entitle Lessee to terminate this Lease or to an abatement of any Rent payable hereunder, except as set forth in Section 9.4 above. Any goods, property or personal effects stored or placed by Lessee, its employees or agents in or about the Leased Premises shall be at the sole risk of Lessee, and Lessor shall not in any manner be held responsible therefor. Notwithstanding the foregoing provisions of this Article, Lessor shall not be released from liability to Lessee for any physical injury to any natural person or damage to personal property caused by the gross negligence or willful misconduct of Lessor or its employees to the extent such injury or damage is not covered by insurance (a) carried by Lessee or such person, or (b) required by this Lease to be carried by Lessee.

     18.2 Lessee shall indemnify and hold Lessor harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys' fees) suffered by or claimed against Lessor, directly or indirectly, based on, arising out of or resulting from (i) use and occupancy of the Leased Premises, (ii) repair or maintenance of the Leased Premises which are the obligations of Lessee, (iii) any act or omission by Lessee or Lessee's employees, agents, assignees, subtenants, contractors, licensees or invitees, or (iv) any breach or default in the performance or observance of Lessee's covenants or obligations under this Lease.

     18.3 In the event that at any time any landlord hereunder shall sell or transfer the Leased Premises or such landlord's interest therein, said landlord shall not be liable to Lessee for any obligations or liabilities based on or arising out of events or conditions occurring after the date of such sale or transfer. Within five (5) days after the written request of any purchaser or transferee of the Leased Premises of any landlord's interest therein, Lessee shall attorn to such purchaser or transferee.

     18.4 In the event that at any time during the Lease Term Lessee shall have a claim against Lessor, Lessee shall not have the right to set off or deduct the amount owed or allegedly owed to Lessee from any Rent or other sums payable to Lessor except with respect to claims made by Lessee concerning Lessor's failure to make timely repairs to the Leased Premises' roof and/or structural systems, it being understood that Lessee's sole remedy for recovering upon a claim not concerning the roof or structural systems shall be to institute an independent action against Lessor.

     18.5 Lessee agrees that in the event Lessee or any of Lessee's employees, agents, subtenants, licensees, or concessionaires is awarded a money judgment against Lessor, the sole recourse for satisfaction of such judgment shall be limited to execution against the estate and interest of Lessor in the Leased Premises; in no event shall any other assets of Lessor, or of any officer, director or employee of Lessor or of any other person or entity associated with Lessor be available to satisfy or subject to such judgment, nor shall any officer, director or employee of Lessor or any other person or entity be held to have any personal liability for satisfaction of any claims or judgments against Lessor and/or any officer, director or employee of Lessor in such person's capacity as an officer, director or employee of Lessor


                                  ARTICLE XIX
                             DAMAGE OR DESTRUCTION

     19.1 If the Leased Premises are totally or partially damaged or destroyed from any cause, thereby rendering the Leased Premises totally or partially inaccessible or unusable, Lessor shall diligently restore and repair the Leased Premises to substantially the same condition it was in prior to such damage; provided however, that (a) if such repairs and restoration cannot be completed within one year after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then either Lessor or Lessee shall have the right to terminate this Lease by giving written notice of termination to the other within forty-five (45) days after the occurrence of such damage or destruction, or (b) if such damage or destruction occurs within forty-eight (48) months prior to the expiration of the Lease Term, then Lessor shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Lessee within forty-five (45) days after the occurrence of such damage or destruction, except that should such damage or destruction occur during the last forty-eight months of the initial fifteen (15) year term or the first five (5) year extension period described in Article XXXIV and Lessee exercises its option to extend the Lease Term for five (5) years pursuant to
Article XXXIV within forty-five (45) days of the date of such damage or destruction, then Lessor shall not have the right to terminate this Lease and will proceed to repair and restore the Leased Premises. If this Lease is terminated by Lessor in accordance with the above procedure, then Base Rental and Additional Rental payable hereunder shall be apportioned and paid to the date of said damage or destruction. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Leased Premises are substantially complete, the Base Rental and Additional Rental shall be abated as to that portion of the Leased Premises which is unsuitable for occupancy by Lessee until such repair or restoration is completed. If this Lease is not terminated as a result of such damage or destruction, then except as otherwise specified in Section 19.2, Lessor shall bear the cost and expenses of such repair and restoration of the Leased Premises to the extent of the insurance proceeds paid in connection with such damage or destruction, and Lessee shall pay to Lessor the amount by which such costs and expenses exceed the insurance proceeds, if any, actually received by Lessor on account of such damage or destruction. Notwithstanding anything above to the contrary, Lessor shall have the right to terminate this Lease in the event (a) the insurance is insufficient to pay the full cost of such repair and restoration, (b) the lenders fail or refuse to make such insurance proceeds available for such repair and restoration, or (c) zoning or other applicable laws or regulations do not permit such repair and restoration.

     19.2 Notwithstanding anything above to the contrary, if Lessor repairs and restores the Leased Premises as provided in Section 19.1, Lessor shall not be required to repair, restore or replace any decorations, alterations or improvements to the Leased Premises previously made by Lessee unless adequate insurance proceeds are available to pay the full costs thereof. It shall be Lessee's sole responsibility to repair, restore or replace any trade fixtures, furnishings, equipment or personal property belonging to Lessee to substantially their same condition prior to such damage or destruction; provided, however, Lessee shall not be obligated to restore or replace such items.

     19.3 Notwithstanding anything to the contrary contained herein, if there is damage to or a destruction of the Building that exceeds 25% of the replacement value of the Building, then

Lessee shall have the right to terminate this Lease by written notice to Lessor within forty-five (45) days after the occurrence of such damage or destruction.


                                  ARTICLE XX
                                 CONDEMNATION

     20.1 If the whole or a substantial part (as hereinafter defined) of the Leased Premises, or the use or occupancy of the Leased Premises, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), then this Lease shall terminate on the date title thereto vests in such governmental or quasi-governmental authority, and all Rent payable hereunder shall be apportioned as of such date. If less than a substantial part of the Leased Premises, or if the use or occupancy of less than a substantial part of the Leased Premises, is taken or condemned by any government or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking) then this Lease shall continue in full force and effect as to the portion of the Leased Premises not so taken or condemned, except that as of the date title vests in the governmental or quasi-governmental authority, Lessee shall not be required to pay Base Rental and Additional Rental with respect to the portion of the Leased Premises taken or condemned. For purposes of this Section, a substantial part of the Leased Premises shall be considered to have been taken if more than twenty-five percent (25%) of the rentable area of the Leased Premises is rendered unusable as a result of such condemnation.

     20.2 All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Lessor, and Lessee hereby assigns to Lessor all rights to such awards, damages and compensation. Lessee agrees not to make any claim against the Lessor or the condemning authority for any portion of such award or compensation attributable to damages to the Leased Premises and leasehold improvements, except for expenses of leasehold improvements paid for by Lessee or severance damages. Nothing contained herein, however, shall prevent Lessee from pursuing a separate claim against the condemning authority for relocation expenses, the value of furnishings, equipment and trade fixtures installed in the Leased Premises at Lessee's expense and which Lessee is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, the value of the unexpired Lease Term, and loss of profits, provided that such claim shall in no way diminish the award or compensation payable to or recoverable by Lessor in connection with such taking or condemnation.

     20.3 Notwithstanding anything to the contrary contained herein, if twenty-five percent (25%) or more of the Leased Premises or the Building is taken, condemned, or sold under threat of such a taking, then, whether or not any portion of the Leased Premises is condemned, Lessee shall have the right, in Lessee's sole discretion, to terminate this Lease as of the date title vests in the governmental or quasi-governmental authority.


                                  ARTICLE XXI
                                    DEFAULT

     21.1 The occurrence of any of the following shall constitute a default by Lessee under this Lease:

     (a) If Lessee shall fail to pay any payment of Base Rental when due and such failure shall continue for a period of ten (10) days after written notice from Lessor to Lessee; provided, however, no such written notice shall be required for the third and any subsequent failure to pay Base Rental before such failure shall constitute a default hereunder.

     (b) If Lessee shall fail to pay any payment of Additional Rental when due, or shall fail to make when due any other payment required by this Lease, and such failure shall continue for a period of ten (10) days after written notice thereof;

     (c) If Lessee shall violate or fail to perform any other term, condition, covenant or agreement to be performed or observed by Lessee under this Lease, and such failure shall continue for a period of thirty (30) days after written notice thereof (plus such additional time as is reasonably necessary in the event such non-monetary default is incapable of being cured in thirty (30) days);

     (d) If Lessee shall vacate, abandon or fail to continuously occupy the Leased Premises or diligently operate its business at the Leased Premises, provided that a reduction in the number of Lessee's employees at the Leased Premises due to increased automation shall not constitute a default under this paragraph (c);

     (e) An Event of Bankruptcy occurs as specified in Article XXII with respect to Lessee;

     (f) A dissolution of Lessee or liquidation of substantially all of Lessee's assets occurs; or

     (g) If any of the following occur with respect to the provisions of Article VII of this Lease:

         (i) Lessee fails to comply with any of the material covenants and agreements made by it in Article VII of this Lease or in any Project Document;

         (ii) any representation contained in Section 7.3.1 or in any other Project Document is false in any material respect on the date made;

         (iii) Lessee fails to furnish to Lessor, when requested, copies of Drawings and Specifications, shop drawings and technical background material, to the extent they have been done, which relate to the Expansion;

         (iv) any of the materials, fixtures or articles used in the construction of the Expansion, or to be used in the operation thereof, are not in accordance with the Drawings and Specifications;

         (v) the construction of the Expansion, or any part thereof, shall be materially different from the Drawings and Specifications;

         (vi) Lessee fails to purchase and pay for any of the materials, fixtures or articles, to be incorporated in the Expansion, unless payment is being properly contested and Lessee shall have bonded over or otherwise obtained the release of any lien that may arise in connection therewith, to Lessor's satisfaction;

         (vii) Lessee permits construction of the Expansion to stop for any period after its commencement in excess of 15 successive calendar days, unless caused by general labor strike, civil disturbance or act of God, in which event the following conditions shall be satisfied in order to avoid default:

                    (A) Lessee shall make adequate provision for the protection and security of the Expansion and materials stored on site;

                    (B) Lessee shall furnish satisfactory evidence that such cessation will not adversely affect the rights of Lessor in any way or of Lessee under any Construction Contract, any other material contract relating to the construction or operation of the Expansion or of the Leased Premises; and

                    (C) Lessee shall furnish evidence to Lessor that Project Final Completion, if not then achieved, can be achieved on or before the date specified in section 7.3.2(b);

               (viii) Lessee fails to make any deposit with Lessor required by this Agreement;

       (ix) any writ, lien, attachment or other encumbrance not approved in writing by Lessor is filed against the Leased Premises and remains unsatisfied or unbonded for a period of 30 days after the date of filing.

    21.2 If there shall be any default by Lessee under this Lease, Lessor shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Lessor may re-enter, terminate Lessee's right of possession and take possession of the Leased Premises and the provisions of this Article shall operate as a notice to quit, any other notice to quit or of Lessor's intention to re-enter the Leased Premises being hereby expressly waived. If necessary, Lessor may proceed to recover possession of the Leased Premises under and by virtue of the laws of the jurisdiction in which the Leased Premises are located, or by such other proceedings, including re-entry and possession, as may be applicable. If Lessor does not elect to terminate this Lease, Lessor also shall have the right, at its sole option, at any time following a default by Lessee hereunder to terminate all renewal options granted to Lessee pursuant to this Lease. If Lessor elects to terminate this Lease and/or elects to terminate Lessee's right of possession, everything contained in this Lease on the part of Lessor to be done and performed shall cease without prejudice, subject, however, to the right of Lessor to recover from Lessee all Rent and other sums accrued up to the time of termination or recovery of possession by Lessor, whichever is later. If there shall be any default under this Lease by Lessee, then whether or not this Lease and/or Lessee's right of possession is terminated by reason of Lessee's default, Lessor may relet the Leased Premises or any part thereof, alone or together with other premises, for such term(s) (that may be greater or less than the period that otherwise would have constituted the balance of the Lease Term) and on such terms and conditions (that may include concessions or free rent and alterations of the Leased Premises) as Lessor, in its reasonable discretion, may determine, but Lessor shall not be liable for, nor shall Lessee's obligations hereunder be diminished by reason of, any failure by Lessor to relet the Leased Premises or any failure by Lessor to collect any rent due upon such reletting. If there shall be any default under this Lease by Lessee, then whether or not this Lease is terminated by reason of Lessee's default, Lessee nevertheless shall remain liable for any Base Rental, Additional Rental or damages that may be due or sustained prior to such default, all reasonable costs, fees and expenses including, but not limited to, reasonable attorneys' fees, reasonable brokerage fees, expenses incurred in placing the Leased Premises in first-class rentable condition, and reasonable costs and expenses incurred by Lessor in pursuit of its remedies hereunder and in renting the Leased Premises to others from time to time. In addition, Lessee also shall be liable for an amount equal to Base Rental and Additional Rental that would have become due during the remainder of the Lease Term, less the amount of rental, if any, that Lessor receives during such period from others to whom the Leased Premises may be rented (other than any additional rent received by Lessor as a result of any failure of such other person to perform any of its obligations to Lessor), which shall be computed and payable in monthly installments, in advance, on the first day of each calendar month, following Lessee's default and continuing until the date on which the Lease Term would have expired but for Lessee's default. Separate suits or actions may be brought to collect any such damages for any month(s), and such separate suits or action shall not in any manner prejudice the right of Lessor to collect any damages for any subsequent month(s) by similar proceedings, or Lessor may defer any suits or actions until after the expiration of the Lease Term, in which event Lessee hereby agrees that such suit or actions shall be deemed not to have accrued until the expiration of the Lease Term. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Lessor may have against Lessee for anticipatory breach of this Lease.

          21.3  Remedies.  If Lessee shall be in default as defined by Section
                --------
21.1(g) of this Lease and such default shall not be cured within 10 days after Lessor shall have given Lessee notice of such default,

                (a) Lessor may exercise any right or remedy it has under this Lease, any other document, or otherwise available to Lessor at law or in equity; and

                (b) Lessor will also have the right to enter and take possession of the Leased Premises and take any and all actions necessary in its judgment to complete construction of the Expansion, including, but not limited to, making changes in the Drawings and Specifications and entering into, modifying or terminating any contracts, all without any liability whatsoever to Lessee, and Lessee hereby expressly waives any rights or claims it may hereafter have with respect thereto; and Lessee hereby irrevocably appoints Lessor as its attorney-in-fact with full power of substitution, to complete the Expansion in Lessee's name. In any event, all sums expended by Lessor in completing the construction (whether or not contained in the Project Budget) and not reimbursed by Lessee or Ceridian Corporation will constitute advances of Lessor's Funds, and such expenditure by Lessor shall not be deemed to be or constitute a waiver of the default giving rise to such expenditure. Notwithstanding the foregoing, Lessor shall have the right at any time to discontinue any or all work on the Expansion without liability to Lessee.

          21.4 All rights and remedies of Lessor set forth in this Lease are in addition to all other rights and remedies available to Lessor at law or in equity. All rights and remedies available to Lessor pursuant to this Lease or at law or in equity are expressly declared to be cumulative. The exercise by Lessor of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Lessor to exercise or enforce any of Lessor's rights or remedies or Lessee's obligations shall constitute a waiver of any such rights, remedies or obligations, Lessor shall not be deemed to have waived any default by Lessee unless such waiver expressly is set forth in a written instrument signed by Lessor. If Lessor waives in writing any default by Lessee, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

          21.5 If Lessor shall institute proceedings against Lessee and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of any subsequent default of a similar nature or of any covenant, condition or agreement set forth herein, nor of any of Lessor's rights hereunder. Neither the payment by Lessee of a lesser amount than the monthly installment of Base Rental, Additional Rental or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of Rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such Rent or other sums or to pursue any other remedy available to Lessor. No re-entry by Lessor, and no acceptance by Lessor of keys from Lessee, shall be considered an acceptance of a surrender of this Lease.

          21.6 If Lessee defaults in the making of any payment to any third party or in the doing of any act herein required to be made or done by Lessee, then Lessor may, but shall not be required to, make such payment or do such act. The taking of such action by Lessor shall not be considered as a cure of such default by Lessee or prevent Lessor from pursuing any remedy it is otherwise entitled to in connection with such default. If Lessor elects to make such payment or do such act, then all costs and expenses incurred by Lessor, plus interest thereon at the Default Rate, from the date incurred by Lessor to the date of payment thereof by Lessee, shall constitute Additional Rental due hereunder; provided however, that nothing contained herein shall be construed to permit Lessor to charge or receive interest in excess of the maximum rate then allowed by law.

     21.7 If Lessee fails to make any payment of Base Rental, Additional Rental or any other sum due hereunder on or before the date such payment is due and payable (without regard to any grace period specified in Section 18.1), then Lessee shall pay to Lessor a late charge of one and one-half percent (1-1/2%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment hereof by Lessee; provided, however, that nothing contained herein shall be construed as permitting Lessor to charge or receive interest in excess of the maximum rate then allowed by law. Such late charge and interest shall constitute Additional Rental due hereunder.

     21.8 Lessee hereby expressly waives, for itself and all persons claiming by, through, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law, including without limitation any such right that Lessee would otherwise have in case Lessee shall be dispossessed for any cause, or in case Lessor shall obtain possession of the Leased Premises as herein provided.


                                 ARTICLE XXII
                                  BANKRUPTCY

     22.1 The following shall be Events of Bankruptcy under this Lease: (a) Lessee becoming insolvent, as that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the "Insolvency Laws"); (b) the appointment of a receiver or custodian for any or all of Lessee's, property or assets or the institution of a foreclosure action upon any of Lessee's real or personal property; (c) Lessee's filing or consenting to a petition under the provisions of the Bankruptcy Code or the Insolvency Laws or in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; (d) the filing of a petition against Lessee as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not consented to by such subject debtor and which either (i) is not dismissed within ninety (90) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or (e) Lessee's making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

     22.2
           (a) Upon occurrence of an Event of Bankruptcy, Lessor shall have all rights and remedies available to Lessor pursuant to Article XXI; provided, however, that while a case in which Lessee is the subject debtor under the Bankruptcy Code is pending, Lessor shall not exercise its rights and remedies pursuant to Article XXI so long as both (i) the Bankruptcy Code prohibits the exercise of such rights and remedies and (ii) Lessee or its Trustee in Bankruptcy (the "Trustee") is in compliance with the provisions of Sections 22.2(b) and (c) below.

           (b) To the extent not prohibited under the Bankruptcy Code, Lessor and Lessee agree that in the event Lessee becomes the subject debtor in a case pending under the Bankruptcy Code, Lessor's right to terminate this Lease pursuant to Section 22.2(a) shall be subject, to the extent required by the Bankruptcy Code, to any rights of Trustee to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all defaults under this Lease (ii) compensates Lessor for monetary damages incurred as a result of such defaults, (iii) provides adequate assurance of future performance (as defined in Section 22.2(c)) on the part of Lessee as debtor in possession or on the part of the assignee of Lessee, and (iv) complies with all other requirements of the Bankruptcy Code. Lessee agrees in advance that this Lease may be terminated by Lessor in accordance with Section 22.2(a) if the foregoing criteria for assumption or assignment are not met, or if, after such assumption or assignment, Lessee, Trustee or such assignee defaults under this Lease.

          (c) To the extent not prohibited under the Bankruptcy Code, Lessor and Lessee hereby agree in advance that adequate assurance of future performance, as used in Section 22.2(b) above, shall mean that all of the following minimum criteria must be met: (i) Lessee's gross receipts during the thirty (30) day period immediately preceding the initiation of the case under the Bankruptcy Code must be equal to or greater than the next monthly installment of Base Rental due under this Lease; (ii) Both the average and median of Lessee's gross receipts (calculated on a monthly basis) during the six (6) month period immediately preceding the initiation of the case under the Bankruptcy Code must be equal to or greater than the next monthly installment of Base Rental due under this Lease; (iii) Lessee must pay its estimated pro rata share of the cost of all services provided by Lessor (whether directly or through agents or contractors and whether or not previously included as part of Base Rental), in advance of the performance or provision of such services; (iv) Trustee must agree that Lessee's business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on the Leased Premises; (v) Trustee must agree that the use of the Leased Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; (vi) Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Leased Premises if any; (vii) Trustee must pay to Lessor at the time the next monthly installment of Base Rental is due under this Lease, in addition to such installment of Base Rental, an amount equal to the monthly installments of Base Rental and Additional Rental due under this Lease for the next two (2) months thereafter, said amount to be held by Lessor in escrow (the "Escrow Account") until either Trustee or Lessee defaults in its payment of Rent or other obligations under this Lease (whereupon Lessor shall have the right to draw on the Escrow Account) or until the expiration or earlier termination of the Lease Term (whereupon the funds shall be returned to Trustee or Lessee); (viii) Lessee or Trustee must agree to pay to Lessor at any time Lessor is authorized to and does draw on the Escrow Account the amount necessary to restore the Escrow Account to the original level required by Section 22.2(c)(vii); and (ix) all assurances of future performance specified in the Bankruptcy Code must be provided.


                                 ARTICLE XXIII
                                 HOLDING OVER

     Provided Lessee gives written notice to Lessor of Lessee's intent not to exercise any renewal options provided herein or negotiate a new lease for the Leased Premises, Lessee shall have the right to hold over for a period not exceeding one (1) year from the expiration of the Lease Term (the "Holdover Period"). Said right shall be contingent upon Lessor receiving the aforesaid written notice six (6) months prior to the expiration of the Lease Term, which notice shall specify the length of the Holdover Period. If Lessee retains possession of the Leased Premises or any part thereof after the termination of this Lease, Lessee shall pay Rent (including Base Rental and Additional Rent) during the six (6) month period commencing upon the termination of the Lease Term at a rate of one hundred ten percent (110%) of the Rent payable on the last month of the Lease Term computed on a daily basis for each day that Lessee remains in possession. The rate used to compute Rent for holding over after the initial six (6) month period referenced above shall increase to one hundred fifty percent (150%) of the Rent payable on the last month of the Lease Term computed on a daily basis for each day Lessee remains in possession. Except for the increased Rent, all other terms and conditions of this Lease shall remain in full force and effect during the Holdover Period. Upon the expiration of the latter of the (i) Lease Term, or (ii) the Holdover Period specified in Lessee's notice to Lessor, Lessee shall be liable for and pay to Lessor, all damages, consequential as well as direct, sustained by reason of Lessee's holding over beyond the Holdover Period, if any.


                                 ARTICLE XXIV
                              CASUALTY INSURANCE

    Beginning on the Commencement Date, Lessee shall maintain at its expense all risk property insurance (including loss of rents coverage in favor of Lessor equal to twelve (12) on the Building, including additions and improvements by Lessee. Lessee shall maintain at its expense all risk property insurance on all of its personal property, including removable trade fixtures, located on the Leased Premises. Said insurance shall be in an amount equal to the full replacement cost of the Building as determined by Lessor, including all additions and improvements made by Lessee and its personal property. Said policy shall name Lessor and the lender, if any, as additional insureds and loss payees. In addition, Lessee, shall, at its expense, provide the following insurance policies for Lessor's benefit: (a) when applicable, flood insurance as needed to conform with all requirements of the National Flood Insurance Program as if Lessor had been required to comply with said program, in an amount equal to the lesser of the estimated replacement cost of the improvements or the maximum coverage made available by the Federal Insurance Administration, and (b) any other insurance reasonably required by Lessor that is customarily required by institutional lenders in similar office developments. Lessee shall furnish Lessor with a certificate evidencing such coverage that shall contain an obligation by the insurer to give Lessor and any lenders thirty (30) days prior written notice of any modification or cancellation of the coverage afforded by such insurance.


                                  ARTICLE XXV
                              LIABILITY INSURANCE

    Beginning on the Commencement Date, Lessee shall maintain commercial general liability insurance against claims for bodily injury, death or property damage occurring in, on or about the parking areas, Building or the Leased Premises in a combined single limit of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence. Such insurance shall be effected under policies satisfactory to Lessor that shall name Lessor and the lender, if any, as an additional insured thereunder.


                                 ARTICLE XXVI
                            INSURANCE REQUIREMENTS

    Each insurance policy referred to in Articles XXIV and XXV shall: (a) be issued by a company which is satisfactory to Lessor and which is licensed to conduct business in the jurisdiction in which the Leased Premises are located;
(b) contain an endorsement that such policy shall remain in full force and effect notwithstanding the insured may have waived its right of action against any party prior to the occurrence of a loss, and shall provide that the insurer waives all right of recovery by way of subrogation against Lessor and the lender, if any, their agents, employees and representatives in connection with any loss or damage covered by such policy; (c) be acceptable in form and content to Lessor; (d) be primary and non-contributory; and (e) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer's first giving Lessor and Lessors thirty
(30) days prior written notice of such proposed action. No such policy shall contain any deductible provision except as otherwise approved in writing by Lessor. Lessee shall deliver to Lessor a duplicate original of each such policy, together with a receipt evidencing payment of the premium for such insurance on or before the Commencement Date and at least annually thereafter. If Lessee is unable to obtain insurance with the required waiver of subrogation, Lessee may provide Lessor such additional insurance as will give Lessor the same protection as if the waiver of subrogation had been obtained.

                                 ARTICLE XXVII
                         WAIVER OF RIGHTS OF RECOVERY

    Anything in this Lease to the contrary notwithstanding, Lessor and Lessee each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or to the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause to the extent that such loss or damage is covered by insurance, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and each covenants that no insurer shall have any right of subrogation against such other party.


                                ARTICLE XXVIII
                         SUBORDINATION AND ATTORNMENT

    Lessee agrees that, provided Lessee receives a non-disturbance agreement which provides that so long as Lessee is not in default under the Lease, Lessee's leasehold estate, use, possession, tenancy, rights, options, and occupancy shall remain undisturbed and shall survive any foreclosure, its rights hereunder shall be subordinate to the lien of any mortgage or the lien resulting from any other method of financing or mortgages, or refinancing, now or hereafter in force against the Building and/or the Land and to all advances made or hereafter to be made upon the security thereof. Lessee shall, in the event any proceeding is brought for the foreclosure of, or in the event a deed is given in lieu of foreclosure of, any mortgage made by Lessor covering the Building, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

                                 ARTICLE XXIX
                                ESTOPPEL LETTER

    29.1 Lessee shall at any time, upon not less than ten (10) days' prior written request, execute and deliver in form and substance substantially similar to the Estoppel Letter attached hereto as Exhibit O to Lessor, any beneficiary
                                          ---------
of a mortgage or proposed mortgage affecting the Leased Premises, or a potential purchaser of the Leased Premises, an estoppel letter certifying:

          (a) The date upon which the Lease Term commences and expires;

          (b) The date to which Rent has been paid;

          (c) That Lessee has accepted the Leased Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Lessee);

          (d) That the Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

          (e) That there are no defaults by Lessor under the Lease nor any existing condition with respect to which the giving of notice or lapse of time would constitute a default;

          (f) That Lessee has received no notice from any insurance company of any defects or inadequacies in the Leased Premises;

          (g) That Lessee has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

          (h) Such other matters that may be necessary or appropriate to qualify Lessee's response to any of the foregoing agreements or that Lessor may reasonably request.

If such letter is to be delivered to a purchaser of the Building, it shall further include the agreement of Lessee to recognize such purchaser as Lessor under this Lease, and thereafter to pay Rent to the purchaser or its designee in accordance with the terms of this Lease. Lessee acknowledges that any purchaser or prospective mortgagee of the Building may rely upon such estoppel letter and that Lessor may incur substantial damages by reason of any failure on the part of Lessee to provide such letter in a timely manner.

    29.2 Lessor shall at any time, upon not less than ten (10) days' prior written request, execute and deliver in form and substance satisfactory to Lessee, an estoppel letter certifying:

          (a) The date upon which the Lease Term commences and expires;

          (b) The date to which Rent has been received;

          (c) That Lessee has accepted the Leased Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Lessee);

          (d) That the Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

          (e) That there are no defaults by Lessee under the Lease nor any existing condition with respect to which the giving of notice or lapse of time would constitute a default;

          (f) That Lessor has received no notice from any insurance company of any defects or inadequacies in the Leased Premises;

          (g) That Lessor has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

          (h) Such other matters that may be necessary or appropriate to qualify Lessor's response to any of the foregoing agreements or that Lessee may reasonably request.


                                  ARTICLE XXX
                                  COMMISSION

    Lessor and Lessee each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder other than LaSalle Partners Asset Management, Ltd. ("LaSalle") in connection with this Lease. Lessee agrees to pay LaSalle the sums due LaSalle, it being understood that certain sums payable to LaSalle as identified in the Project Budget shall be payable as part of the Total Project Cost and as such, may be paid from funds provided out of Lessor's Funds. Lessee shall indemnify and hold Lessor harmless from and against any and all damages, liabilities, costs and expenses, including costs of any action and Lessor's attorneys' fees suffered or incurred by Lessor arising out of any claim or claims, actions, demands or judgments for brokerage fees or commissions, for other compensation or for other entitlements (a) asserted by any broker, agent or finder employed by Lessee or with whom Lessee has dealt, including without limitation to LaSalle, or (b) asserted by Staubach Facilities Services, Inc. ("Staubach"), its affiliates, successors of assigns, against NML, its successors and assigns and arising under or in any way connected with that certain Consulting Agreement dated November 29, 1988 by and between Eakin & Smith, Inc., as lessor under the Original lease, and Staubach.


                                 ARTICLE XXXI
                             ASSIGNMENT BY LESSOR

    Prior to Project Final Completion and the full funding of all of Lessor's funding obligations in connection therewith, Lessor shall not assign the lease or its rights thereunder without the prior written consent of Lessee. Thereafter, Lessor shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Leased Premises. In such event and upon such transfer, no further liability or obligation shall accrue against the assigning Lessor from the date of such transfer.


                                 ARTICLE XXXII
                           ASSIGNMENT AND SUBLETTING

    32.1 Except as set forth herein, Lessee shall not assign, transfer, mortgage or otherwise encumber this Lease or all or substantially all or any of Lessee's rights hereunder or interest herein or sublet all or substantially all of the Leased Premises, without obtaining the prior written consent of Lessor, which consent may be withheld or granted in Lessor's sole and absolute discretion. No assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Lessor. The consent by Lessor to any assignment, subletting or occupancy shall not be construed as a waiver or release of Lessee from liability for the performance of any covenant or obligation to be performed by Lessee under this Lease, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Lessee from any of its liabilities or obligations under this Lease. Lessor's consent to any assignment, subletting or occupancy shall not be construed as relieving Lessee or any assignee, subtenant or occupant from the obligation of obtaining Lessor's prior written consent to any subsequent assignment, subletting or occupancy. For any period during which Lessee is in default hereunder, Lessee hereby assigns to Lessor the Rent due from any assignee, subtenant, licensee, concessionaire or occupant of Lessee and hereby authorizes each such assignee, subtenant or occupant to pay said Rent directly to Lessor.

    32.2 Notwithstanding anything to the contrary contained herein, and provided Lessee is not in default hereunder, Lessor (a) expressly consents to Lessee's assignment or subletting of the Leased Premises or any part thereof to any parent, subsidiary or affiliate of Lessee or of Ceridian Corporation and (b) agrees not to unreasonably withhold its consent to a subletting of less than substantially all of the Leased Premises to third parties, provided such assignment or subletting shall not relieve or release Lessee from any obligations of Lessee under this Lease.

    32.3 If at any time during the Lease Term Lessee desires to transfer, assign or sublet all or substantially all of the Leased Premises, then in connection with Lessee's request to Lessor for Lessor's consent thereto, Lessee shall give notice to Lessor in writing ("Lessee's Request Notice") of the identity of the proposed assignee or subtenant and its business, the terms of the proposed assignment or subletting, and the commencement date of the proposed assignment or subletting (the "Proposed Sublease Commencement Date"). Lessee shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Lessee and such proposed assignee or subtenant stating whether or not any premium or other consideration is being paid for the proposed assignment or sublease.

    32.4 (a) Upon receipt of a Lessee's Request Notice, other than for an assignment or subletting to any parent, subsidiary or affiliate of Lessee or of Ceridian Corporation pursuant to Section 32.2 hereof, Lessor shall have the right in its sole and absolute discretion to terminate this Lease by sending Lessee written notice of such termination within thirty (30) days after Lessor's receipt of Lessee's Request Notice.

          (b) If the Lessor elects to terminate this Lease, then (i) Lessee shall tender the Leased Premises to Lessor on the Proposed Sublease Commencement Date, and (ii) this Lease shall terminate on the Proposed Sublease Commencement Date.

          (c) In no event will Lessee be permitted to assign or sublet less than the entire Leased Premises, except as provided in Section 32.2 above.

    32.5 If any sublease, assignment or other transfer (whether by operation of law or otherwise) provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the Rent and other charges due under this Lease, whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Lessee's fixtures, leasehold improvements, or any other form (and if the subleased or assigned space does not constitute the entire Leased Premises, the existence of such, excess shall be determined on a pro-rata basis), Lessor shall be paid fifty percent (50%) of any such excess or other premium applicable to the sublease, assignment or other transfer; it is understood and agreed, however, that acceptance of any payments by Lessor hereunder shall not be deemed to constitute approval by Lessor of any sublease, assignment or other transfer, nor shall such acceptance waive any rights of Lessor hereunder. Any such premium shall be paid by Lessee to Lessor as Additional Rental upon such terms as shall be specified by Lessor and in no event later than ten (10) days after any receipt thereof by Lessee. Lessor shall have the right to inspect and audit Lessee's books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall, at Lessor's option, be effected on forms supplied or approved by Lessor.

    32.6 All restrictions and obligations imposed pursuant to this Lease on Lessee shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or occupant of Lessee, and Lessee shall cause such persons to comply with such restrictions and obligations.

    32.7 Any attempted assignment or sublease by Lessee in violation of the terms and covenants of this Lease shall be null and void.


                                ARTICLE XXXIII
                                PURCHASE OPTION

    Lessee will have a right to purchase the Leased Premises in accordance with the Option Agreement attached hereto as Exhibit P and incorporated herein by
                                        ---------
reference.


                                 ARTICLE XXXIV
                                   EXTENSION

    Lessee shall have two (2) options to extend the Lease under the same terms and conditions as provided herein for consecutive five (5) year terms (the second to be exercisable only if the first extension option is exercised), exercisable by providing Lessor written notice (the "Notice") of Lessee's intent to exercise the extension at least one year prior to the expiration date of the Lease Term or the applicable option period. The Base Rental for each renewal option period shall be calculated in accordance with the formula set forth on Exhibit D, provided Lessee shall have no obligation to extend pursuant to this
---------
Article XXXIV until the Base Rental for the option period in question is established and Lessee accepts such rate within sixty (60) days of Lessor's receipt of the Notice extending said option period.

                                 ARTICLE XXXV
                          ARCHITECT'S CERTIFICATIONS

    Lessee shall provide to Lessor on or before the Expansion Completion Date statements executed by Gresham Smith and Partners and any inspecting architects stating that to the best of their knowledge the Expansion is constructed in accordance with the Plans.


                                 ARTICLE XXXVI
                                   GUARANTY

    All of Lessee's obligations hereunder and under any agreement made by Lessee pursuant to this Lease and in connection herewith are being guaranteed by Ceridian Corporation, owner of all outstanding stock of Lessee, pursuant to a Guaranty of Lease in the form of Exhibit Q attached hereto.

                                ARTICLE XXXVII
                              GENERAL PROVISIONS

    37.1 This Lease may not be altered or amended, except by an instrument in writing signed by all parties hereto. Lessee agrees that it shall execute such further amendments to this Lease as may be reasonably requested by any future holder of a first mortgage on the Building, provided such amendments do not materially and adversely affect the interest of Lessee hereunder.

    37.2 This Lease shall be binding upon and inure to the benefit of the successors and assigns of Lessor, and to the extent assignment may be approved by Lessor hereunder, Lessee's successors and assigns.

    37.3 The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

    37.4 This Lease shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

    37.5 This Lease, including the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings and discussions between the parties hereto. Any representation inducement, warranty, understanding or agreement that is not contained in this Lease shall not be of any force or effect.

    37.6 Any payment or notice required or permitted hereunder shall be deemed to have been duly made or given when personally delivered or received via the United States mail, or express mailed with a widely recognized, reputable organization, postage prepaid, and addressed to Lessor at the address specified in the preamble to the attention of the Real Estate Department (Reference IRE 320992) and to Lessee at the address specified in the preamble at the Building to the attention of Russell G. Follis, or to such other address as either party may have previously furnished in writing to the other party.

    37.7 Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Lessor and Lessee, or to create any other relationship between the parties hereto other than that of lessor and lessee.

    37.8 Time is of the essence with respect to each of Lessee's and Lessor's obligations under this Lease.

    37.9 This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

    37.10 This Lease shall not be recorded except that upon the request of Lessor or Lessee, whereupon Lessee shall execute, in recordable form, a short form memorandum of this Lease. Such memorandum may be recorded at the expense of the party requesting the recordation in the land records of the jurisdiction in which the Leased Premises are located.

    37.11 Except as otherwise provided in this Lease, any Additional Rental or other sum owed by Lessee to Lessor, and any cost, expense, damage or liability incurred by Lessor for which Lessee is liable, shall be paid by Lessee to Lessor no later than ten (10) days after the date Lessor notifies Lessee of the amount of such Additional Rental, sum, cost, expense, damage or liability.

    37.12 Any liability of Lessee to Lessor existing hereunder as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

    37.13 At the expiration or earlier termination of the Lease Term, Lessee shall deliver to Lessor all keys to the Leased Premises, whether such keys were furnished by Lessor or otherwise procured by Lessee, and shall inform Lessor of the combination of each lock, safe and vault, if any, in the Leased Premises.

    IN WITNESS WHEREOF, the parties hereto have executed the foregoing Lease as of the day and year first above written

LESSOR:                       LESSEE:

THE NORTHWESTERN MUTUAL       COMDATA NETWORK, INC.
LIFE INSURANCE COMPANY

BY: /s/ Carson D. Keyes       BY: /s/ [ILLEGIBLE]
   --------------------          -----------------------------
        Carson D. Keyes
Title:  Vice President        Title: SVP
                                    --------------------------

Exhibit A:  Description of Original Land

Exhibit B:  Description of Expansion Land

Exhibit C:  Form of Assignment of Agreement of Sale

Exhibit D:  Base Rental

Exhibit E:  List of Preliminary Plans

Exhibit F:  Form of Letter from Construction Company to Lessor

Exhibit G:  Form of Letter from Architect to Lessor

Exhibit H:  ALTA/ACSM Minimum Standard Detail Requirements

Exhibit I:  Form of Disbursement Agreement

Exhibit J:  Preliminary Project Budget

Exhibit K:  Form of Affidavit of Completion

Exhibit L:  Form of Lessee's Request for Lessor's Funds

Exhibit M:  Format for Disbursement Spreadsheet / Cost and Funding Progress
            Analysis

Exhibit N:  Exceptions to Lessor's Title for Purposes of Quiet Enjoyment

Exhibit O:  Form of Tenant Estoppel Letter

Exhibit P:  Form of Purchase Option Agreement

Exhibit Q:  Form of Guaranty of Lease